Exhibit 99.1

Array Digital Infrastructure Forms Special Committee of Independent Directors in Response to Receipt of Non-Binding Proposal from TDS

CHICAGO (May 8, 2026) — Array Digital Infrastructure, Inc. (NYSE: AD) (“Array” or the “Company”) confirmed today that its board of directors (the “Board”) has received a non-binding proposal, dated May 7, 2026, from Telephone and Data Systems, Inc. (NYSE: TDS) (“TDS”) to acquire all of the outstanding common shares of the Company not currently owned by TDS (the “Proposal”). A copy of the proposal letter from TDS is available as an exhibit to the Current Report on Form 8-K as publicly filed by TDS today with the Securities and Exchange Commission.

Currently, TDS owns approximately 81.9% of the outstanding capital stock of and 95.9% of the voting interests in the Company. The Proposal is conditioned on, among other things, the recommendation of a special committee of disinterested directors of the Company and the approval by a majority of the votes cast by disinterested stockholders.

The Array Board has established a special committee (the “Special Committee”), comprised solely of three disinterested and independent directors, to analyze, evaluate and negotiate (or reject) the Proposal.

The Special Committee has not made any decision with respect to the Proposal at this time. The Special Committee has retained PJT Partners as its independent financial advisor and Cravath, Swaine & Moore LLP as its independent legal counsel. The Special Committee intends, together with its independent advisors, to carefully evaluate the Proposal to determine the course of action that it believes is in the best interests of the Company and its disinterested shareholders.

The Proposal constitutes only an indication of interest by TDS and does not constitute a binding commitment with respect to the proposed transaction or any other transaction. There can be no assurance that any transaction will be accepted, rejected, consummated or abandoned, or any certainty with respect to the terms, timing and conditions of a transaction in the event an agreement is reached.

The Company and the Special Committee do not undertake any obligation to provide any updates with respect to the Proposal or any other transaction, or to provide any additional disclosures to reflect subsequent events, new information or future circumstances, except as required under applicable law. Shareholders of the Company do not need to take any action at this time.

About Array

Array Digital Infrastructure, Inc. is a leading owner and operator of shared wireless communications infrastructure in the United States. Array owns 4,450 cell towers in 19 states and enables the deployment of 5G and other wireless technologies throughout the country. Currently, Telephone and Data Systems, Inc. owns approximately 81.9% of the outstanding capital stock of and 95.9% of the voting interests in Array.

Forward-Looking Statements

All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: whether the Proposal will be accepted, rejected, consummated or abandoned; whether the Proposal, if accepted or completed, will result in additional value for the Company’s shareholders; whether the transaction process relating to the Proposal could result in adverse effects on the Company’s business; the manner in which Array’s remaining business is conducted; strategic decisions regarding the tower business; whether the additional spectrum license sales to T-Mobile and the previously announced spectrum license sales to Verizon will be consummated; whether Array can monetize the remaining spectrum assets; competition in the tower industry; economic and business risks associated with fixed rate annual escalators on colocation revenue contracts; Array’s reliance on a small number of tenants for a substantial portion of its revenues; the ability to attract people of outstanding talent; inability to protect Array’s real estate rights, with respect to land leases; advances or changes in technology; impacts of costs, integration problems or other factors associated with acquisitions, divestitures or exchanges of properties; uncertainties in Array’s future cash flows and liquidity and access to the capital markets; the ability to make payments on indebtedness or comply with the terms of debt covenants; conditions in the U.S. telecommunications industry; the value of assets and investments, including significant investments in wireless operating entities Array does not control; pending and future litigation; cyber-attacks or other breaches of network or information technology security; control by TDS; disruption in credit or other financial markets; deterioration of U.S. or global economic conditions; and extreme weather events. Investors are encouraged to consider these and other risks and uncertainties that are more fully described under “Risk Factors” in the most recent filing of Array’s Form 10-K for the fiscal year ended December 31, 2025 and Array’s Form 10-Q for the quarter ended March 31, 2026.